SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2005

Pharmaceutical Formulations, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-11274 (Commission File Number)	22-2367644 (IRS Employer Identification No.)

460 Plainfield Avenue, Edison, New Jersey 08818
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: 732-985-7100

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

|_|     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

|_|     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

|_|     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

          Asset Purchase Agreement. Pharmaceutical Formulations, Inc. entered into an asset purchase and sale agreement dated July 8, 2005 with Leiner Health Products, LLC, a Delaware limited liability company and a subsidiary of Leiner Health Products Inc., the largest private label manufacturer of vitamins, minerals, nutritional supplements and the second largest manufacturer of private label over-the-counter (OTC) pharmaceuticals in the United States, as measured by retail sales. Pursuant to such agreement, Leiner agreed to buy substantially all of the assets of PFI related to PFI’s over-the-counter pharmaceutical business, other than those related to the business conducted by PFI’s Konsyl Pharmaceuticals Inc. subsidiary (the "PFI Business") and other scheduled assets, and to assume certain related liabilities, including trade payables related solely to the PFI Business. The agreement provides for a purchase price of $23,000,000, subject to certain adjustments, of which $4,000,000 would be escrowed pending post-closing calculation of the company’s working capital at closing. Any shortfall at closing in the net working capital of PFI (as defined) below $10,785,000 would result in a dollar-for-dollar reduction in the purchase price; any increase over the target would result in an increase in the purchase price. Leiner has made a $750,000 cash deposit which will be credited to the purchase price upon a closing.

          A condition of the transaction is that PFI file a petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code and that the sale be conducted under Section 363 of the Bankruptcy Code, pursuant to which assets will be sold free and clear of all leins, claims and encumbrances. (See Item 1.03 below.) Closing under the agreement with Leiner is conditioned, among other things, on obtaining approval from the bankruptcy court to an appropriate bidding procedures order and sale order and is subject to higher and better offers in the bankruptcy proceeding. The agreement requires PFI to use its reasonable best efforts to obtain a hearing on the bidding procedures order within 15 days after the date of filing the bankruptcy petition and a hearing for entry of the sale order within 45 days after the petition filing. The agreement with Leiner requires a closing by September 23, 2005. The agreement requires PFI to pay Leiner a breakup fee of $750,000 and to reimburse expenses of up to $375,000 under certain circumstances.

          PFI is required to produce certain products such that specified quantities of such products will be available on the closing date. If the agreement is terminated for any reason, Leiner is obligated to purchase such products at scheduled prices unless the agreement is terminated by Leiner because the debtor-in-possession lender does not permit the transfer of the assets to Leiner or if the debtor-in-possession financing is terminated for any reason or if the agreement is terminated by the bankruptcy court due to an objection by a debtor-in-possession lender.

          Key Employee Retention Plan. The Company’s board of directors approved a key employee retention plan effective as of July 8, 2005. The purpose of the plan is to provide an incentive for named key employees to remain with the Company throughout the process of considering and implementing a potential sale of the Company or its assets. Under the plan each participant would be entitled to a lump sum (up to 100% of base salary) if such employee remains with the Company for a specified minimum period following the consummation of such sale (or the date on which the Company no longer operates the Edison facility as a pharmaceuticals plant) or until the employee’s employment is terminated by the Company (other than for cause as defined) or by death or disability. Any payments under the plan shall be in lieu of any other retention or severance payments including payments under employment agreements. The plan covers six executive officers (the Chief Executive Officer, Vice President- Manufacturing Services, Vice President – Operations, Senior Vice President – Sales and Marketing, Vice President – Private Label Sales and Vice President – Scientific Affairs) and 17 other employees. If all employees were awarded payments under the plan, total awards would aggregate approximately $1.5 million.

ITEM 1.03.	Bankruptcy or Receivership.

          On July 11, 2005, PFI voluntarily filed for bankruptcy protection in the United States Bankruptcy Court for the District of Delaware under Chapter 11 of the United States Bankruptcy Code as required under the asset purchase and sale agreement with Leiner Health Products L.L.C. (see Item 1.01). The Company continues to operate its business and manage its properties as a debtor-in-possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code. The proceedings are captioned In re: PHARMACEUTICAL FORMULATIONS, Debtor (Chapter 11 Case No. 05-11910).

          Debtor-in-possession financing for the bankruptcy proceedings has been arranged with PFI’s existing senior lenders, led by The CIT Group/Business Credit, Inc. Under the terms of the DIP financing, CIT will provide a revolving credit facility of up to $14,000,000, subject to certain limitations based on eligible accounts receivable and eligible inventory. ICC Industries Inc., PFI’s largest stockholder, will provide overadvances under the facility and loans necessary for the operation of PFI’s subsidiary Konsyl Pharmaceuticals Inc. as well as holding a junior participation in an amount equal to all indebtedness due to CIT from Konsyl under the prepetition CIT loan. The DIP loan will generally bear interest at CIT’s base rate plus 2%, with a .5% commitment fee on the unused portions of the line.

          As noted above, PFI has contracted to sell substantially all of its assets other than those related to Konsyl business. PFI does not have any current plans to sell the Konsyl business but is exploring all appropriate options related to such business. PFI has retained SSG Capital Advisors, L.P. as its investment banker to market the sale of the PFI Business to other possible bidders and possibly to market the sale of the Konsyl business.

          It is presently anticipated, based upon the terms of the asset purchase agreement between PFI and Leiner Health Products, L.L.C., that there will be not be any significant payments to PFI’s stockholders.

ITEM 8.01	Other Events

          PFI issued the following press release on July 11, 2005 relating to the foregoing events:

For immediate release:	contact: James C. Ingram Pharmaceutical Formulations, Inc (732) 985 - 7100

PHARMACEUTICAL FORMULATIONS, INC. ANNOUNCES FILING FOR
PROTECTION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

          Edison, NJ- July 11, 2005- PHARMACEUTICAL FORMULATIONS, INC. (OTC Bulletin Board: PHFR) (the "Company") announced today that it has filed a voluntary petition for relief under Chapter 11 of Title 11, United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). In connection with the Chapter 11 filing, the Company announced that it has reached agreement (the "Agreement") for the sale of substantially all of its assets to Leiner Health Products, L.L.C. ("Leiner"). The Company’s wholly-owned subsidiary, Konsyl Pharmaceuticals Inc., is not part of the sale or the Chapter 11 filing. The sale to Leiner will be conducted under Section 363 of the Bankruptcy Code, pursuant to which the assets will be sold free and clear of all liens, claims and encumbrances. The Agreement provides for a purchase price of $23,000,000 plus the assumption of certain trade payables (adjusted to reflect a working capital at closing of $10,785,000), subject to higher and better offers, and requires that the sale to Leiner be completed by September 23, 2005. Following the sale, it is anticipated that the Company’s Edison, New Jersey facility will be closed.

          In connection with the filing of its Chapter 11 petition, the Company has filed a motion with the Bankruptcy Court seeking approval of its agreement with The CIT Group/Business Credit, Inc. ("CIT") to provide debtor-in-possession financing under a revolving credit facility in the aggregate amount of $14 million. "The CIT financing will provide PFI with sufficient capital to meet its operating needs and will enable PFI to consummate a sale of substantially all of its assets, which will maximize value for PFI and its creditors," stated Dr. James Ingram, PFI’s Chief Executive Officer and Acting-President . The Company also will file motions with the Bankruptcy Court seeking authority to honor its obligations to employees, customers and others in the normal course of business. In that regard, Leiner and the Company will work together to ensure that there will not be any interruption in service to PFI’s customers and that it will be business as usual from the customers’ point of view during the period before the finalization of the transaction as Leiner takes over production at its locations after the transactions closes. Both Leiner and the Company believe this fundamental to ensuring that Leiner or any other purchaser of the assets will maintain the business.

          It is presently anticipated, based upon the terms of the Leiner sale, that there will be not be any significant payments to PFI’s stockholders.

          The Company is a publicly traded private label manufacturer and distributor of nonprescription over-the-counter solid dose generic pharmaceutical products in the United States.

          This press release may contain forward-looking information and should be read in conjunction with the Company’s annual report on Form 10-K and quarterly and periodic reports on Forms 10-Q and 8-K, as filed with the Securities and Exchange Commission.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACEUTICAL FORMULATIONS, INC.

By:	/s/ James C. Ingram
Name: Title:	James C. Ingram Chairman of the Board and Chief Executive Officer

Dated: July 12, 2005